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                                                                    EXHIBIT 14.1


       CODE OF BUSINESS CONDUCT AND ETHICS FOR SENIOR FINANCIAL EXECUTIVES


1.0      PURPOSE

         1.1. To establish a code of business conduct and ethics for senior financial executives.

2.0      SCOPE AND RESPONSIBILITY

         2.1. The audit committee will develop and maintain the content of this policy.

         2.2.     The general counsel will administer this policy.

3.0      REFERENCES

         3.1.     Policy, Code of business conduct and ethics.

4.0      POLICY

         4.1. It is the policy of Tesoro Petroleum Corporation and its subsidiaries (the "Company") to conduct its business in accordance with the highest standards of honesty and integrity, the provisions of this Code of Business Conduct and Ethics for Senior Financial Executives (the "Code"), the Company's Code of Business Conduct; other Company policies and all applicable laws and regulations of the United States, and the states, counties, cities and other jurisdictions in which the Company operates.

         4.2. The specific policy and applications of the Company's commitment to assuring ethical and lawful conduct for all employees, officers, directors and independent agents acting on behalf of the Company ("associates") is contained in the Company's Code of Business Conduct.

         4.3. In addition to the requirements and expectations contained in the Company's Code of Business Conduct, the Company believes that senior financial executives shall abide by a further code of ethics to ensure that the Company maintains the highest integrity with respect to the preparation and reporting of financial information related to the Company. Accordingly, this Code shall apply to the following: Chief Executive Officer; Chief Financial Officer; head of Finance; Controller; and persons performing similar functions (the "Senior Financial Executives").

         4.4. All illegal and/or unethical acts are prohibited under this Code.

5.0      COMMITMENT AND FOCUS

         5.1. The Company is committed to complying with all standards of ethical and lawful conduct. This commitment goes beyond compliance. We believe that ethical and lawful conduct is the foundation for our success. Integrity in everything we do is a requirement in all business operations. It is the foundation for mutually beneficial relationships with our customers, suppliers, and communities in which we live and work. All Associates have assigned responsibilities in the operation of our business. Yet, there is another that


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                  we all share - responsibility of acting with integrity in all business practices and relationships. This unanimity of purpose allows us to move quickly in exploring new ground; to act boldly in the face of competition; and to take risks whenever they are justified.

         5.2. This Code is intended as a codification of standards that are reasonably designed to deter wrongdoing and to promote and reinforce the following:

                  5.2.1. Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

                  5.2.2. Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to regulatory authorities or releases to the public.

                  5.2.3. Compliance with applicable governmental laws, rules and regulations.

                  5.2.4. The prompt reporting to an appropriate person or persons identified in this Code of violations of the Code.

                  5.2.5.   Accountability for adherence to this Code.

6.0      DISCLOSURE CONTROLS

         6.1. Each Senior Financial Executive shall endeavor, through actions which include, without limitation, the establishment, maintenance and periodic evaluation of appropriate disclosure controls and procedures and internal controls, to ensure that, with respect to each quarterly or annual report required by law to be filed by the Company (each a "Report"):

                  6.1.1. The Report does not contain any untrue statements of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading.

                  6.1.2. The financial statements, and other financial information contained in each Report fairly present in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in the Report.

                  6.1.3. The Report discloses financial information relating to the Company in a full, fair, accurate, timely and understandable manner.

         6.2. Each Senior Financial Executive shall endeavor to design disclosure controls and procedures and internal controls to ensure that material information relating to the Company and its consolidated subsidiaries is made known to such Senior Financial Executives by others within the Company.

7.0      ACCURACY AND COMPLETENESS


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         7.1.     Senior Financial Executives, as the primary executives
                  responsible for the complete and accurate financial reporting of the Company, to the best of their ability, shall not permit the reporting of any financial information of the Company which they believe is false or misleading in any material respect.

         7.2. Should any Senior Financial Executive have reason to believe that the Company has reported or may be intending to report any false or misleading financial information, he/she shall promptly advise the Chief Executive Officer of the Company. If having done so, such Senior Financial Executive believes that appropriate action will not be taken to prevent such reporting, then the Senior Financial Executive shall report the matter to the Chairman of the Audit Committee of the Tesoro Petroleum Corporation Board of Directors (the "Board").

8.0      PRIOR EMPLOYMENT

         8.1. Each Senior Financial Executive shall fully disclose to the Chairman of the Audit Committee of the Board any prior employment of such executive with any accounting firm which the Company has engaged or proposes to engage, to perform auditing services.

         8.2. Such Senior Financial Executive shall also fully disclose the scope of any work performed for the Company while employed by such accounting firm, and the time period during which such work was performed.

9.0      QUESTIONABLE TRANSACTIONS

         9.1. No Senior Financial Executive, shall, directly or indirectly, through any business entity in which he/she or any of such executive's family members have an interest or otherwise, engage in any transaction with the Company which is required to be reported in, or requires the exercise of any judgment as to whether it is required to be reported in, the financial records or statements of the Company.

         9.2.     The following are exceptions:

                  9.2.1. Regular compensation, including bonuses, and employee benefits received in such executive's capacity as an executive and employee of the Company.

                  9.2.2. Transactions in goods and services routinely engaged in by the Company with its unaffiliated clients or customers on terms, subject to customary employee discounts and benefits, generally offered to its unaffiliated clients and customers.

                  9.2.3. Transactions with publicly held entities in which the executive has less than 1.0 percent equity interest and with respect to which transactions such executive has no decision-making role on behalf of such entity.

                  9.2.4. Transactions fully disclosed to and approved in advance by the Audit Committee of the Board.

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10.0     PROMPT DISCLOSURE

         10.1. Each Senior Financial Executive shall promptly disclose to the Company's independent auditors and to the Chairman of the Audit Committee of the Board his/her knowledge of the following:

                  10.1.1. All significant deficiencies in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data.

                  10.1.2. Any material weakness in the Company's internal controls.

                  10.1.3. Any fraud, whether or not material, that involves the Company's management or other employees who have a significant role in the Company's internal controls.

         10.2. The Senior Financial Executives shall ensure that each Report fully, accurately and timely discloses whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls in connection with such Report, including any corrective actions with regard to significant deficiencies and material weakness.

         10.3. Each Senior Financial Executive shall promptly report to the Chairman of the Audit Committee of the Board any violations of this Code.

11.0     REPORTING VIOLATIONS

         11.1. In the event any Senior Financial Executive shall believe that the Company has engaged or is about to engage in any activity which violates any foreign, federal, state, or local law, rule or regulations, such Senior Financial Executive shall promptly advise the Chief Executive Officer, the Chief Financial Officer, or the General Counsel (Compliance Officer) in person or by telephone, letter, or electronic mail as follows:

                  11.1.1.  By Letter:
                           Tesoro Petroleum Corporation
                           300 Concord Plaza Drive
                           San Antonio, Texas 78216-6999

                  11.1.2.  By Telephone:
                           Direct Telephone 210-828-8484
                           Toll Free Telephone 800-837-6762
                           Toll Free Hotline 877-782-3763

         11.2. If this is uncomfortable or inappropriate, or if having done so, such Senior Financial Executive believes that appropriate action will not be taken to address the violation or


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                  potential violation, then such Senior Financial Executive
                  shall report the matter to the Chairman of the Audit Committee of the Board.

         11.3. The Company will not permit retaliation of any kind on or on behalf of the Company, against a Senior Financial Executive, as a result of a good faith report of an actual or suspected violation of this Code or any standard of ethical and lawful conduct. Retaliation is itself a violation of this Code. Any such retaliation shall be reported using the reporting procedures outlined above.

12.0     ENFORCEMENT

         12.1. If a Senior Financial Executive is found to be in violation of this Code, the Company shall take appropriate action up to and including discharge and, if warranted, legal proceedings.

         12.2. To the extent possible, investigations of allegations of violations of this Code will be maintained in confidence. The Company will inform only those individuals who have a need to know of the report in order to conduct a full and fair investigation of the allegations that have been made.

         12.3. The Chief Compliance Officer may assist in the investigation and resolution of such alleged violation of this Code.

13.0     AMENDMENT, MODIFICATION, WAIVER AND INTENT

         13.1. This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Governance Committee of the Board subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the New York Stock Exchange.

         13.2. This Code is intended as a directive for the efficient and professional performance of all Senior Financial Executives. Nothing herein contained shall be construed to be a contract between Tesoro Petroleum Corporation and the Senior Financial Executives. Additionally, this Code is not to be construed as containing binding terms and conditions of employment. This employment relationship with the Company is "at will" and the Company retains the absolute right to terminate any Senior Financial Executive, at any time, with or without cause.

         13.3. The Company shall immediately disclose, by means of the filing of a Current Report on Form 8-K or by such other means as the Securities and Exchange Commission may require, any amendments to or any waiver of this Code.

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